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                     [THOMMESSEN KREFTING GREVE LUND LETTERHEAD]

                                                                     Exhibit 8.6

Teekay Shipping Corporation
TK House, Bayside Executive Park
West Bay and Blake Road
P.O. Box AP-59213
Nassau
COMMONWEALTH OF THE BAHAMAS

Your ref:            Our ref:                           Date:
                                                        Oslo, 11th February 2003

REGISTRATION STATEMENT ON PROSPECTUS SUPPLEMENT --
NORWEGIAN LEGAL OPINION

We act as special Norwegian counsel for Teekay Shipping Corporation (the "Company") in matters pertaining to Norwegian law in connection with the registration statement filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder on Form F-3, dated 17 January 2003 (registration no. 333-102594) (the "Registration Statement"), and the prospectus included therein relating to the shelf securities at the time the Registration Statement became effective (the "Base Prospectus"). The Base Prospectus is amended by the supplement to the Base Prospectus dated February 10th, 2003 (the "Supplement") in respect of the offering by the Company of 5 million PEPS Units (the "Units"). The Base Prospectus and the Supplement hereafter referred to as the "Prospectus". The Units are being issued under the first supplemental indenture
to be dated as of [        ], 2003 to the indenture dated as of [        ],
2003 (the "Indenture") between the Company and The Bank of New York, as trustee. You have asked us to render our opinion as to the matters hereinafter set forth.

For the purpose of rendering this opinion we have examined the Registration Statement, the prospectus which forms part of the Registration Statement (the "Prospectus") and such publicly available documents in relation to the corporate existence of Ugland Nordic Shipping AS ("UNS"), Ugland Nordic Investment AS (together the "Corporations"), Nordic Laurita KS, Nordic Akarita KS and KS Nordic Apollo



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(collectively the "Partnerships", and together with the Corporations the
"Companies") as we have deemed necessary.

In rendering this opinion we have assumed that documents submitted to us as copies conform to the originals thereof, and all signatures thereon are authentic.

We express no opinion as to the laws of any jurisdiction other than those of the Kingdom of Norway in force and effect as at the date hereof.

Based on the foregoing and subject to the qualifications set out herein, we are of the opinion that the statements in the Prospectus under the captions "Taxation of Teekay -- Norwegian Taxation" insofar as such statements constitute summaries of the legal matters, documents or proceedings referred to therein, fairly present the information called for with respect to such legal matters, documents and proceedings and fairly summarize the matters referred to therein.

We consent to the reference of our Firm under the captions "Taxation of Teekay -- Norwegian Taxation" in the Registration Statement and the related Prospectus, and to the use of this opinion as an exhibit to the Registration Statement.

The Opinions given herein are as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts of circumstances which may hereafter come to our attention or to any changes in law which may occur.

This Opinion is strictly limited to the matters set out above, and is not to be extended by implication to any of the matters. This Opinion is furnished by us for the benefit of the Company and may not be relied upon by any other person or entity for any other purpose without the prior written permission of the undersigned.

Your sincerely,
THOMMESSEN KREFTING GREVE LUND AS Advokatfirma

/s/  Henning Naas
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Henning Naas

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